Exhibit 10.2

MORGAN STANLEY

PERFORMANCE FORMULA AND PROVISIONS
( Amended and Restated as of March 21, 2013)

This performance formula (the “Performance Formula”), as amended and restated, shall govern annual bonuses for performance periods starting on or after January 1, 2014 for certain officers of the Company under Section 162(m) of the Code. For annual bonuses for performance periods starting prior to January 1, 2014, the Performance Formula in effect prior to this amendment shall govern. The Performance Formula was originally set forth in the Morgan Stanley 1995 Equity Incentive Compensation Plan (the “1995 EICP”) and approved by the shareholders of Morgan Stanley at the annual meeting of shareholders on March 22, 2001. No awards were made under the 1995 EICP after May 10, 2006; however, the Performance Formula continued to be effective as a valid shareholder-approved performance formula for annual bonus awards paid other than under the 1995 EICP. The Performance Formula, as amended and restated, was approved by the Board on March 21, 2013 subject to shareholder approval.

1.    Definitions

As used herein, the following capitalized words shall have the meanings set forth below:

“Award” means an award, including without limitation, an award of restricted stock, stock units, stock options, or stock appreciation rights or another equity-based or equity-related award, granted under a Company equity compensation plan and subject to the terms and provisions of such plan.

“Board” means the Board of Directors of Morgan Stanley.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto, or any other committee of the Board appointed by the Board to administer the Performance Formula or to have authority with respect to the Performance Formula, or any subcommittee appointed by such Committee, in each case, consisting solely of at least two “outside directors” as defined under Section 162(m) of the Code.

“Company” means Morgan Stanley and all of its Subsidiaries.

“Date of the Award” means the effective date of an Award as specified by the Committee.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“Maximum Annual Bonus” has the meaning set forth in Section 2.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

“Pre-Tax Earnings” means Morgan Stanley’s income before income taxes as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Morgan Stanley, for the relevant fiscal year; (2) gains or losses classified as “Extraordinary Items;” and (3) the impact of changes in the fair value of certain of the Company’s long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and other factors. In each instance, the above-referenced adjustment to Pre-Tax Earnings must be calculated, as appropriate, in accordance with generally accepted accounting principles.

“Section 162(m) Participant” means, for a given fiscal year of Morgan Stanley, any individual designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Share” means a share of common stock, par value $0.01 per share, of Morgan Stanley.

“Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Performance Formula.

2.    Annual Bonus

Commencing with the fiscal year of Morgan Stanley beginning January 1, 2014 and for each fiscal year of Morgan Stanley thereafter, each Section 162(m) Participant will be eligible to earn under the Performance Formula an annual bonus for each fiscal year in a maximum amount equal to 0.5% of Morgan Stanley’s Pre-Tax Earnings for that fiscal year (the “Maximum Annual Bonus”). In determining the annual bonus amounts payable under the Performance Formula, the Committee may not pay a Section 162(m) Participant more than the Maximum Annual Bonus, but the Committee shall have the right to reduce the bonus amount payable to such Section 162(m) Participant to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the year.

Following the completion of each fiscal year, the Committee shall certify in writing the Maximum Annual Bonus and the bonus amounts, if any, payable to Section 162(m) Participants for such fiscal year. The bonus amounts payable to a Section 162(m) Participant will be paid following the end of the applicable fiscal year after such certification by the Committee in the form of (i) cash (including deferred cash), (ii) Awards with a value as of the Date of the Award, (iii) notes, (iv) other property as the Committee may determine or (v) any combination of the foregoing.

3.    Repeal of Section 162(m) of the Code

Without further action by the Board, the Performance Formula shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto).

4.    Administration

(a)    Authority.

1. The Committee is responsible for administering the Performance Formula, including, without limitation, determining the Section 162(m) Participants and the terms and conditions of any Award and interpreting the provisions. Subject to the provisions of Section 162(m) of the Code, the Committee may, in its sole discretion, delegate some or all of its authority and responsibilities under the Performance Formula.

2. The Committee and any committee of the Company to which, or any officer of the Company to whom, authority to administer the Performance Formula is delegated pursuant to Section 4(a)1, and all members of any such committee are referred to herein, insofar as they are acting pursuant to authority granted or delegated pursuant to the Performance Formula, as the “Administrator”. Each interpretation, determination or other action made or taken pursuant to the Performance Formula by the Administrator from time to time shall be made or taken in its sole discretion and shall be final, binding and conclusive on all persons.

(b)    No Liability. The Administrator shall not be liable for anything whatsoever in connection with the administration of the Performance Formula, including, without limitation, any interpretation, determination or other action taken or not taken in administering the Performance Formula, except the Administrator’s own willful misconduct. In the performance of its functions with respect to the Performance Formula, the Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Administrator deems necessary or advisable to consult, and the Administrator shall not be liable for any interpretation, determination or other action taken or not taken in reliance upon any such advice.

5.     Termination and Amendment

(a)    Subject to the provisions of Section 162(m) of the Code, the Committee may, at any time, terminate the Performance Formula or any program under the Performance Formula in whole or in part as to some or all Section 162(m) Participants.

(b)    Subject to the provisions of Section 162(m) of the Code, the Committee may also alter, amend or modify the Performance Formula or any program under the Performance Formula at any time in its sole discretion. These amendments may include (but are not limited to) changes that the Administrator considers necessary or advisable as a result of changes in, or the adoption or interpretation of, any new legal requirement. To the extent necessary or advisable to comply with the legal requirements of any non-U.S. jurisdiction in which the Company implements the Performance Formula, the Company may supplement the Performance Formula with an international supplement.

6.    Taxes and Withholding; Other Obligations

(a)    Taxes and Withholding.    Any vesting, payment, distribution or Award made under the Performance Formula shall be subject to the Company’s withholding of all required United States federal, state and local and foreign income and employment/payroll taxes, including without limitation Federal Insurance Contributions Act (FICA) taxes (Social Security and Medicare), and all such payments, distributions, or Awards shall be net of such tax withholding. In addition to withholding such taxes from any payment, distribution, or Award to which such taxes relate, subject to the immediately following sentence, Section 162(m) Participants authorize the Company to withhold such taxes from any payroll or other payment or compensation to the Section 162(m) Participant and to take such other action as the Company may deem advisable to enable the Company and Section 162(m) Participants to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting, payment, distribution, or Award. However, the Company may not deduct or withhold such sum from any payroll or other payment or compensation, except to the extent it is not prohibited by Section 409A of the Code and would not cause the Section 162(m) Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A of the Code. In the discretion of the Company, and subject to Section 162(m) of the Code, the Company may accelerate the payment of any amount under the Performance Formula to the extent necessary to pay (i) any FICA taxes imposed on such amount prior to the scheduled payment thereof and (ii) any income tax withholding imposed as a result of accelerated payment pursuant to the preceding clause (i).

(b)    Other Obligations.    The Company shall have no authority to withhold any amount from a payment or distribution pursuant the Performance Formula for the purpose of satisfying all or any part of an obligation that a Section 162(m) Participant owes to the Company, except (i) to the extent authorized under Section 6(a) relating to tax and other withholding obligations or (ii) otherwise, to the extent such withholding is not prohibited by Section 409A of the Code and would not cause the Section 162(m) Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A of the Code.

7.    Discretionary Awards

All grants of Awards and deliveries of Shares, cash or other property under the Performance Formula shall constitute a special discretionary incentive payment to the Section 162(m) Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Section 162(m) Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Section 162(m) Participant, unless Morgan Stanley specifically provides otherwise.

8.    No Right to Continued Employment or Participation

Neither the Performance Formula nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Performance Formula shall be construed as guaranteeing a Section 162(m) Participant’s employment with the Company, a discretionary bonus or any particular level of bonus, compensation or benefits or as giving a Section 162(m) Participant any right to continued employment, during any period, nor shall they be construed as giving a Section 162(m) Participant any right to be reemployed by the Company following any termination of employment. In addition, neither the Performance Formula nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Performance Formula shall be deemed to create or confer on a Section 162(m) Participant any right to participate in the Performance Formula, or in any similar program that may be established by the Company, in respect of any fiscal year or other period.

9.     Governing Law and Exclusive Jurisdiction

The Performance Formula and the related legal relations between a Section 162(m) Participant and the Company shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction. Following the timely and proper exhaustion of applicable internal claims and appeals procedures, the courts of New York shall have exclusive jurisdiction over the Performance Formula and any dispute arising in connection with the Performance Formula, a Section 162(m) Participant’s participation in the Performance Formula or rights under the Performance Formula.

10.    Construction

The headings in this document have been inserted for convenience of reference only and are to be ignored in any construction of the Performance Formula. Use of one gender includes the other, and the singular and plural include each other.